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                                    EXHIBIT 1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            AT&T CAPITAL CORPORATION

                  AT&T Capital Corporation, a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on December 21, 1992, under the name AT&T Leasing, Inc., HEREBY CERTIFIES that this Restated Certificate of Incorporation restating, integrating and amending its Certificate of Incorporation was duly proposed by its Board of Directors and adopted by its stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                  FIRST: The name of the Corporation is: AT&T Capital Corporation (the "Corporation").

                  SECOND: The registered office of the Corporation is located at 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent, in the State of Delaware. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL").

                  FOURTH: A. The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, each having a par value of $.01 per share, and 10,000,000 shares of Preferred Stock, each having a par value of $.01 per share. At the time at which this Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the "Filing Time"), each share of Common Stock, par value $.01 per share, of the Corporation that shall be issued and outstanding or held for any purpose in the treasury of the Corporation immediately prior thereto shall be reclassified by changing such share into 402,500 shares of Common Stock, par value $.01 per share.

                  B. The Board of Directors of the Corporation is hereby expressly authorized at any time and from time to time to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and to the fullest extent as may now or






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hereafter be permitted by the GCL, including, without limiting the generality of the foregoing, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, or other securities or property, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Unless otherwise provided in such resolution or resolutions, shares of Preferred Stock of such class or series which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock.

                  FIFTH: A. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than twenty-five directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the total number of directors that the Corporation would have if there were no vacancies in the Board of Directors (the "Whole Board"). A director shall hold office until the next annual meeting of stockholders and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Subject to the rights of the holders of any series of Preferred Stock, any vacancy on the Board of Directors may be filled only in accordance with Section 223 of the GCL; provided, however, that after the Trigger Date (as hereinafter defined), subject to any such right, any vacancy on the Board of Directors shall be filled only by a majority of the directors then in office, even if less than a quorum, or a sole remaining director. Election of directors need not be by written ballot unless the By-laws so provide. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

                  B. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect one or more directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto (including the resolutions adopted by the Board of Directors pursuant to Article FOURTH). The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number of directors fixed by or pursuant to Section A of this Article FIFTH.

                  C. For purposes of (i) this Article FIFTH and Article NINTH and Article TENTH hereof, "Trigger Date" shall mean the first date on which AT&T (as hereinafter defined) ceases to beneficially own (excluding for such purposes shares of Common Stock beneficially owned by AT&T but not for its own account, such as beneficial ownership arising by virtue of some entity that is an affiliate (as hereinafter defined) of AT&T being a sponsor or advisor of a mutual or similar

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fund that beneficially owns shares of Common Stock) forty percent or more of the aggregate voting power of the then outstanding Common Stock and Preferred Stock entitled to vote together with the Common Stock as a single class in the election of directors (collectively, for purposes of all Articles of this Restated Certificate of Incorporation, the "Voting Stock") and (ii) Article SEVENTH and Article EIGHTH hereof, "Trigger Date" shall have the meaning set forth in clause (i) of this paragraph except that the word "twenty" shall replace the word "forty" therein.

                  D. For purposes of this Article FIFTH and Article SEVENTH and Article EIGHTH hereof (and, with respect to paragraph (1) below only, Article TENTH hereof):

                           1. "AT&T" shall mean American Telephone and Telegraph Company, a New York corporation (for purposes of all Articles of this Restated Certificate of Incorporation, "AT&T Parent"), all successors to AT&T Parent by way of merger, consolidation or sale of all or substantially all its assets, and all corporations, partnerships, joint ventures, associations and other entities (each a "Subsidiary Entity") in which AT&T Parent beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests ("Voting Interest"), which shall include without limitation AT&T Capital Holdings, Inc., a Delaware corporation, and AT&T Credit Holdings, Inc., a Delaware corporation, but shall not include the Corporation or any Subsidiary Entity in which the Corporation beneficially owns (directly or indirectly) fifty percent or more of the outstanding Voting Interest; and

                           2. "affiliate" and "beneficial ownership" shall have the respective meanings given to such terms in Rules 12b-2 and 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (for purposes of all Articles of this Restated Certificate of Incorporation, the "Exchange Act"), as in effect at the Filing Time.

                  E. Upon becoming aware of the occurrence of the Trigger Date, the Corporation shall promptly act to notify stockholders of such occurrence in any reasonably practicable manner (which may be through a press release).

                  F. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Restated Certificate of Incorporation, after the Trigger Date the affirmative vote of the holders of more than 80 percent of the voting power of the Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of Section C of this Article FIFTH.

                  SIXTH: A. The Corporation shall indemnify to the fullest extent permitted under and in accordance with the GCL, as it exists at the Filing Time or as it may hereafter be amended, any person who was or is a party to (or witness in) or is threatened to be made a party to

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(or witness in) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to become a director or officer of the Corporation, or is or was a director or officer of the Corporation serving (or who has agreed to serve) at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with respect to another corporation, partnership, joint venture, trust or other enterprise (in any of the foregoing capacities, a "Representative of the Corporation"), or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify to the same extent any person who was or is a party to (or witness in) or is threatened to be made a party to (or witness in) any such action, suit or proceeding by reason of the fact that he is or was or has agreed to become an employee or agent of the Corporation, or is or was an employee or agent of the Corporation serving (or who has agreed to serve) at the request of the Corporation as a Representative of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                  B. Expenses (including attorney fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director or officer of the Corporation) or may (in the case of any action, suit or proceeding against an employee, agent or Representative of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article SIXTH.

                  C. The indemnification and other rights set forth in this Article SIXTH shall not be exclusive of any provisions with respect thereto in the By-Laws or any other contract or agreement between the Corporation and any officer, director, employee or agent or Representative of the Corporation, and shall inure to the benefit of the estate or personal representative of any person indemnified hereunder.

                  D. Neither the amendment nor repeal of Section A, B or C of this Article SIXTH nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with such Section A, B C shall eliminate or reduce the effect of Sections A, B and C of this Article SIXTH in respect of any matter arising or relating to any actions or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter that would have given rise to a right of indemnification or right to receive payments of expenses pursuant to Section A, B or C of this Article SIXTH if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

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                  E. No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under Section 174 of the GCL or any amendment thereto or successor provision thereto, or (b) shall be liable by reason that, in addition, to any and all other requirements for liability, he:

                  (i) shall have breached his duty of loyalty to the Corporation or its stockholders;

                  (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

                  (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

                  (iv) shall have derived an improper personal benefit.

If the GCL is amended after the Filing Time to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended. Neither the amendment nor repeal of this Section E nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Section E shall eliminate or reduce the effect of this Section E in respect of any matter arising or relating to any actions or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

                  SEVENTH: A. In anticipation that the Corporation will cease to be a wholly owned subsidiary of AT&T but that AT&T will remain a stockholder of the Corporation, and in anticipation that the corporation and AT&T may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with AT&T (including service of officers and directors of AT&T as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director's fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article SEVENTH are set forth to regulate, define and guide the conduct of certain affairs of the corporation as they may involve AT&T and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

                  B. Except as AT&T may otherwise agree in writing, AT&T shall have the right to, and shall have no duty not to, (i) engage in the same or similar business activities or lines of business as the Corporation and (ii) do business with any client or customer of the Corporation, and neither AT&T nor any officer or director thereof (except an provided in Section C of this Article

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SEVENTH) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of AT&T or of such person's participation therein. In the event that AT&T acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both AT&T and the Corporation, AT&T shall have no duty to communicate or present such corporate opportunity to the corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that AT&T pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to the Corporation.

                  C. In the event that a director or officer of the Corporation who is also a director or officer of AT&T acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and AT&T, such director or officer of the Corporation shall act in good faith in a manner consistent with the following policy:

                  (i) a corporate opportunity offered to any person who is an officer (whether or not a director) of the Corporation and who is also a director but not an officer of AT&T shall belong to the Corporation, unless such opportunity is expressly offered to such person primarily in his capacity as a director of AT&T, in which case such opportunity shall belong to AT&T;

                  (ii) a corporate opportunity offered to any person who is a director but not an officer of the Corporation and who is also an officer (whether or not a director) of AT&T shall belong to AT&T unless such opportunity is expressly offered to such person primarily in his capacity as a director of the Corporation, in which case such opportunity shall belong to the Corporation; and

                  (iii) a corporate opportunity offered to any other person who is either an officer of both the Corporation and AT&T or a director of both the Corporation and AT&T shall belong to AT&T or to the Corporation, as the case may be, if such opportunity is expressly offered to such person primarily in his capacity as an officer or director of AT&T or of the Corporation, respectively; otherwise, such opportunity shall belong to either AT&T or the Corporation as a majority of the directors of the Corporation who are not officers of either AT&T or the Corporation or directors of AT&T shall determine in their good faith judgment, taking into account all the facts and circumstances with respect to such opportunity.

                  D. For the purposes of this Article SEVENTH, "corporate opportunities" shall not include any business opportunities that the Corporation is not financially able to undertake, or that are, from their nature, not in the line of the Corporation's business or are of no practical advantage to it or that are ones in which the Corporation has no interest or reasonable expectancy. In addition, "corporate opportunities" shall not include any financing or other transactions that, pursuant to the Operating Agreement dated as of June 25, 1993, between AT&T Parent and the Corporation, as such agreement may be amended from time to time with the approval of a majority

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of the disinterested directors (the "Operating Agreement"), (i) AT&T is permitted to finance itself or engage in with third party financing sources or
(ii) in which the Corporation or its subsidiaries are permitted to participate, it being acknowledged that the rights of the Corporation under the Operating Agreement shall be deemed for all purposes to be contractual rights and shall not be corporate opportunities of the Corporation for any purpose.

                  E. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article SEVENTH.

                  F. For purposes of this Article SEVENTH only, the "Corporation" shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests.

                  G. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Restated Certificate of Incorporation, prior to the Trigger Date the affirmative vote of the holders of more than 80 percent of the voting power of the Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal in a manner adverse to the interests of AT&T, or adopt any provision adverse to the interests of AT&T and inconsistent with, any provision of this Article SEVENTH. Neither the alteration, amendment or repeal of this Article SEVENTH nor the adoption of any provision inconsistent with this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

                  EIGHTH: A. In anticipation that (i) the Corporation will cease to be a wholly owned subsidiary of AT&T but that AT&T will remain a stockholder of the Corporation and have continued contractual, corporate and business relations with the corporation, and in anticipation that the Corporation and AT&T or its customers (or other persons acquiring products manufactured or distributed by AT&T) may enter into contracts or otherwise transact business with each other and that the Corporation may derive benefits therefrom and (ii) the Corporation may from time to time enter into contractual, corporate or business relations with one or more of its directors, or one or more corporations, partnerships, associations or other organizations in which one or more of its directors have a financial interest (collectively, "Related Entities"), the provisions of this Article EIGHTH are set forth to regulate and guide certain contractual relations and other business relations of the Corporation as they may involve AT&T or its customers (or other persons acquiring products manufactured or distributed by AT&T), Related Entities and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. The provisions of this Article EIGHTH are in addition to, and not in limitation of, the provisions of the GCL and the other provisions of this Restated Certificate of Incorporation. Any contract or business relation which does not comply with procedures set forth

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in this Article EIGHTH shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or the derivation of any improper personal benefit, but shall be governed by the provisions of this Restated Certificate of Incorporation, the By-Laws, the GCL and other applicable law.

                  B. No contract, agreement, arrangement or transaction between the Corporation and AT&T or any customer thereof (or other person acquiring products manufactured or distributed by AT&T) or any Related Entity or between the Corporation and one or more of the directors or officers of the Corporation, AT&T or any Related Entity, or any amendment, modification or termination thereof, shall be void or voidable solely for the reason that AT&T or such customer (or other person), any Related Entity or any one or more of the officers or directors of the Corporation, AT&T or any Related Entity are parties thereto, or solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement, transaction, amendment, modification or termination or solely because his or their votes are counted for such purpose, if:

                  (i) the material facts as to the contract, agreement, arrangement, transaction, amendment, modification or termination are disclosed or are known to the Board of Directors or the committee thereof that authorizes the contract, agreement, arrangement, transaction, amendment, modification or termination and the Board of Directors or such committee in good faith authorizes or approves the contract, agreement, arrangement, transaction, amendment, modification or termination by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even though the disinterested directors be less than a quorum;

                  (ii) the material facts as to the contract, agreement, arrangement, transaction, amendment, modification or termination involving AT&T or such customer (or other person) or a Related Entity are disclosed or are known to the holders of Voting Stock entitled to vote thereon, and the contract, agreement, arrangement, transaction, amendment, modification or termination in specifically approved in good faith by vote of the holders of a majority of the then outstanding Voting Stock not owned by AT&T or such Related Entity, as the case may be;

                  (iii) such contract, agreement, arrangement, transaction, amendment, modification or termination is effected pursuant to, and consistent with, terms and conditions specified in any arrangements, standards, guidelines or protocols (contemplating multiple transactions), which arrangements, standards, guidelines or protocols are in good faith authorized or approved, after disclosure or knowledge of the material facts related thereto, by the affirmative vote of a majority of the disinterested directors on the Board of Directors or the applicable committee thereof, even though the disinterested directors be less than a quorum, or by vote of the

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         holders of a majority of the then outstanding Voting Stock not owned by
         AT&T or such Related Entity, as the case may be (such authorization, or approval of such arrangements, standards, guidelines or protocols constituting or being deemed to constitute authorization or approval of such contract, agreement, arrangement, transaction, amendment, modification or termination); or

                  (iv) such contract, agreement, arrangement, transaction, amendment, modification or termination is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders of the Corporation.

In addition, each such contract, agreement, arrangement, transaction, amendment, modification or termination authorized, approved or effected, and each of such arrangements, standards, guidelines or protocols so authorized or approved, as described in (i), (ii) or (iii) above shall be deemed to be entirely fair to the corporation and its stockholders; provided, however, that if such authorization or approval is not obtained, or such contract, agreement, arrangement, transaction, amendment, modification or termination is not so effected, no presumption shall arise that such contract, agreement, arrangement, transaction, amendment, modification or termination, or such arrangements, standards, guidelines or protocols, are not fair to the Corporation and its stockholders.

                  C. Directors of the corporation who are also directors or officers of AT&T or any Related Entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes or approves any such contract, agreement, arrangement, transaction, amendment, modification or termination or any such arrangements, guidelines, standards or protocols. Voting Stock owned by AT&T and any Related Entities may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such contract, agreement, arrangement, transaction, amendment, modification or termination or any such arrangements, guidelines, standards or protocols.

                  D. AT&T shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that AT&T in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any agreement or contract between AT&T and the Corporation. No vote cast or other action taken by any person who is an officer, director or other representative of AT&T, which vote is cast or action is taken by such person in his capacity as a director of this Corporation, shall constitute an action of or the exercise of a right by or a consent of AT&T for the purpose of any such agreement or contract.

                  E. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the corporation shall be deemed to have notice of and to have consented to the provisions of this Article EIGHTH.

                  F. For purposes of this Article EIGHTH, any contract, agreement, arrangement or transaction with any corporation, partnership, joint venture, association or other entity in which

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the corporation beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

                  G. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Restated Certificate of Incorporation, prior to the Trigger Date the affirmative vote of the holders of more than 80 percent of the voting power of the Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal in a manner adverse to the interests of AT&T, or adopt any provision adverse to the interests of AT&T and inconsistent with, any provision of this Article EIGHTH. Neither the alteration, amendment or repeal of this Article EIGHTH nor the adoption of any provision inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

                  NINTH: A. Any action required or permitted to be taken by the stockholders of the Corporation may be effected without a meeting of such stockholders by a consent in writing by such stockholders in accordance with
Section 228 of the GCL; provided, however, that after the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation shall be effected only at a duly called annual or special meeting of such stockholders and shall not be effected by a consent in writing by such stockholders in lieu of such a meeting.

                  B. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the By-Laws. At any annual meeting or special venting of stockholders of the Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided in the By-Laws.

                  C. The Board of Directors shall have the express power, without a vote of stockholders, to adopt any By-Law consistent with this Restated Certificate of Incorporation and all By-Laws adopted by vote of the stockholders of the Corporation, and to amend, alter or repeal the By-Laws of the Corporation other than any By-Laws adopted by vote of the stockholders of the Corporation, except to the extent that the By-Laws or this Restated Certificate of Incorporation otherwise provide. The Board of Directors may exercise such power upon the affirmative vote of a majority of the Whole Board. Stockholders may adopt any By Law, or amend, alter or repeal the By-Laws of the Corporation, in each case consistent with this Restated Certificate of Incorporation, upon the affirmative vote of the holders of, on or prior to the Trigger Date, at least a majority, and thereafter, at least 80 percent, of the voting power of the Voting Stock then outstanding, voting together as a single class.

                  D. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Restated Certificate of Incorporation, after the Trigger Date the affirmative vote cf the holders of more than 80 percent

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of the voting power of the Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article NINTH. Neither the alteration, amendment or repeal of this Article NINTH nor the adoption of any provision inconsistent with this Article NINTH shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

                  TENTH: A. (1) In addition to any affirmative vote required by law, by this Restated Certificate of Incorporation or by any class or series of Preferred Stock, and except as otherwise expressly provided in section B of this Article TENTH:

                  (i) any merger or consolidation of the Corporation or any subsidiary (as hereinafter defined) with (a) any Interested stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                  (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any interested stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10 million or more; or

                  (iii) the issuance or transfer by the corporation or any subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10 million or more; or

                  (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

                  (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving any Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary that is Beneficially Owned (as hereinafter defined) by any Interested Stockholder or any Affiliate of any Interested Stockholder;

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shall after the Trigger Date require the affirmative vote of the holders of at least 80 percent of the voting power of all the then outstanding shares of the Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding any other provisions of this Restated Certificate of Incorporation (except Section B of this Article TENTH) or any provision of law or of any agreement with any national securities exchange or otherwise which might otherwise permit a lesser vote or no vote.

                  (2) The term "Business Combination" as used in this Article TENTH shall mean any transaction that is referred to in any one or more of subparagraphs (i) through (v) of paragraph (1) of this Section A.

                  B. The provisions of Section A of this Article TENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of this Restated Certificate of Incorporation and any series or class of Preferred Stock, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the corporation, the condition specified in the following paragraph (1) is met or, in the case of any other business Combination, the conditions specified in either of the following paragraph (1) or paragraph (2) are met:

                  (1) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided, however, that this condition shall not be capable of satisfaction unless there are at least three Continuing Directors.

                  (2) All of the following conditions shall have been met:

                  (i) The consideration to be received by holders of shares of a particular class (or series) of outstanding capital stock (including Common Stock but other than Excluded Preferred Stock (as hereinafter defined)) shall be in cash or in the same form as the interested Stockholder or any of its Affiliates has previously paid for shares of such class (or series) of capital stock. If the Interested Stockholder or any of its Affiliates have paid for shares of any class (or series) of capital stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class (or series) of capital stock shall be either cash or the form used to acquire the largest number of shares of such class (or series) of capital stock previously acquired by the interested stockholder.

                  (ii) The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the date (the "Consummation Date") of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event):

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                           (a) (if applicable) the highest per share price
                  (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested stockholder or any of its Affiliates for any shares of Common Stock acquired by any of them within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or in any transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher, plus interest compounded annually from the first date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date") through the Consummation Date, at the publicly announced prime or base rate of interest of such major bank headquartered in The City of New York as shall be selected by the continuing Directors, as such rate of interest is from time to time in effect in The City of New York (the "Article TENTH Interest Rate"), less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid in other than cash, on each share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of Common Stock; and

                           (b) the Fair Market Value per share of Common Stock
                  on the Announcement Date or the Determination Date, whichever is higher.

                  (iii) The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the Consummation Date, of the consideration other than cash to be received per share by holders of shares of any class (or series), other than Common Stock or Excluded Preferred Stock, of outstanding capital stock shall be at least equal to the highest of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event), it being intended that the requirements of this paragraph (iii) shall be required to be met with respect to every such class (or series) of outstanding capital stock whether or not the Interested Stockholder or any of its Affiliates has previously acquired any shares of a particular class (or series) of capital stock:

                           (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of such class (or series) of capital stock acquired by any of them within the two-year period immediately prior to the Announcement Date or in any transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher, plus interest compounded

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         annually from the Determination Date through the Consummation Date at the Article TENTH Interest Rate, as such rate of interest is from time to time in effect less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid in other than cash, on each share of such class (or series of capital stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share if such class (or series) of capital stock;

                           (b) the Fair Market Value per share of such class (or series) of capital stock on the Announcement Date or on the Determination Date, whichever is higher; and

                           (c) the highest preferential amount per share, if any, to which the holders of shares of such class (or series) of capital stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                  (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination; (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) except as approved by a majority of the Continuing Directors, there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock) and (II) an increase in such annual rate of dividends as is necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the Common Stock; and (c) neither such interested stockholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder, except pursuant to a dividend or distribution or similar transaction paid or made pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such, provided that such transaction shall not result in an increase in the Interested Stockholder's proportionate share of the stock of any class or series of the Corporation or of the Voting Stock; provided, however, that no approval by Continuing Directors shall satisfy the requirements of this paragraph (iv) unless at the time of such approval there are at least three Continuing Directors.

                  (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder and any of its Affiliates shall not have received the benefit, directly or, indirectly (except proportionately, solely in such Interested Stockholder's or Affiliate's capacity as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

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                  (vi) A proxy or information statement describing the proposed
Business Combination and complying with the requirements of the Exchange Act and the rules and regulations thereunder shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act).

                  (vii) Such Interested Stockholder shall have supplied the corporation with such information as shall have been requested pursuant to Section E of this Article TENTH within the time period set forth herein.

                  C. For the purposes of this Article TENTH only:

         (1) A "person" means any individual, limited partnership, general partnership, trust, corporation or other firm or entity.

         (2) "Interested Stockholder" means any person (other than the Corporation or any Subsidiary or AT&T) who or which:

                  (i) is the beneficial owner (as hereinafter defined), directly or indirectly, of ten percent or more of the voting power of the outstanding Voting Stock; or

                  (ii) is an Affiliate or an Associate (as hereinafter defined) of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding Voting stock; or

                  (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

                  (3) A person shall be a "beneficial owner" of or shall "Beneficially Own, any Voting Stock:

                  (i) that such person or any of its Affiliates or Associates beneficially owns, directly or indirectly within the meaning of Rule 13d-3 under the Exchange Act, as in effect at the Filing Time; or

                  (ii) that which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon

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         the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such person nor any such Affiliate or Associate shall be deemed to be the beneficial owner of any shares of voting stock solely by reason of having a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed the beneficial owner); or

                  (iii) that are beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act, as in effect at the Filing Time, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in subparagraph (ii) of this paragraph (3)) or disposing of any shares of Voting Stock;

provided, however, that in the case of any employee stock ownership or similar plan of the Corporation or of any subsidiary in which the beneficiaries thereof possess the right to vote any shares of Voting Stock held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate or Associate of such trustee), solely by reason of such capacity as such trustee, shall be deemed for any purposes hereof to beneficially own any shares of Voting Stock held under any such plan.

                  (4) For the purposes of determining whether a person in an Interested Stockholder pursuant to paragraph (2) of this Section C, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such person through application of paragraph (3) of this Section C but shall not include any other unissued shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                  (5) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect at the Filing Time.

                  (6) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (2) of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                  (7) "Continuing Director" means any member of the Board of Directors of the Corporation who is unaffiliated with the interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any director who

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is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of the Continuing Director then on the Board.

                  (8) "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not listed on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors of the corporation in accordance with Section D of this Article TENTH; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors of the Corporation in accordance with Section D of this Article TENTH.

                  (9) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraph (2)(ii) and (2)(iii) of Section B of this Article TENTH shall include the shares of Common Stock and/or the shares of any other class (or series) of outstanding capital stock retained by the holders of such shares.

                  (10) "Whole Board" means at any time the total number of directors that the Corporation would have at such time if there were then no vacancies on the Corporation's Board of Directors.

                  (11) "Excluded Preferred Stock" means any series of Preferred Stock with respect to which the Preferred Stock Designation creating such series or class expressly provides that the provisions of this Article TENTH shall not apply.

                  (12) "Voting Stock" means capital stock of the Corporation entitled to vote generally in the election of directors.

                  D. A majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article TENTH, including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the applicable conditions set forth in paragraph (2) of Section B of this Article TENTH have been met

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with respect to any Business Combination, (v) the Fair Market Value of stock or other property in accordance with paragraph (8) of Section C of this Article TENTH, and (vi) whether the assets that are the subject of any Business Combination referred to in paragraph (1)(ii) of Section A have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in paragraph (1)(iii) of Section A has, an aggregate Fair Market value of $10 million or more.

                  E. A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the right to demand, that any person who is reasonably believed to be an Interested Stockholder (or holds of record shares of Voting Stock reasonably believed to be Beneficially Owned by an Interested Stockholder) supply the Corporation with complete information as to (i) the record owner(s) of all shares Beneficially Owned by such person that is reasonably believed to be an Interested Stockholder, (ii) the number of and class or series of shares Beneficially Owned by such person that is reasonably believed to be an Interested Stockholder and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares and (iii) any other factual matter relating to the applicability or effect of this Article TENTH, as may be reasonably requested of such person, and such person shall furnish such information within 10 days after receipt of such demand.

                  F. Nothing contained in this Article TENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                  G. Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lessor vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Restated Certificate of Incorporation or any class or series of Preferred Stock, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article TENTH.

                  ELEVENTH: In furtherance and not in limitation of the powers conferred by law or in this Restated Certificate of Incorporation, the Board of Directors (and any committee of the Board of Directors) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (A) encourage any individual or entity to enter into negotiations with the Board of Directors and management of the Corporation with respect to any transaction that may result in a change in control of the Corporation that is proposed or initiated by such person or (B) contest or oppose any such transaction that the Board of Directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to (i) the Corporation and its business, assets or properties or (ii) the stockholders of the Corporation, including, without limitation, the adoption of such plans or the issuance of such rights, options, capital stock, notes, debentures or other evidences of indebtedness

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or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board of Directors or such committee and (ii) may provide for the treatment of any holder or class of holders thereof designated by the Board of Directors or any such committee in respect of the terms, conditions, provisions and rights of such securities that is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

                  TWELFTH: The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholder or directors are granted subject to this reservation.

                  IN WITNESS WHEREOF, AT&T Capital Corporation has caused this Certificate to be signed on this 25th day of June, 1993 in its name and attested by duly authorized officers.

ATTEST:                                 AT&T CAPITAL CORPORATION

/s/ G. Daniel McCarthy                  BY: /s/ Thomas C. Wajnert
-------------------------                   --------------------------
Name:  G. Daniel McCarthy                   Name: Thomas C. Wajnert
Title:  Secretary                           Title: President

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